Exhibit 99.1

             ICOS Appoints Robert J. Herbold to Board of Directors

    BOTHELL, Wash.--(BUSINESS WIRE)--Dec. 9, 2004--ICOS Corporation (Nasdaq:ICOS) announced today that Robert J. Herbold, 62, has been elected to the Company's Board of Directors, effective March 16, 2005.
    Herbold, previously Executive Vice President and Chief Operating Officer of Microsoft Corporation, is the Managing Director of Herbold Group, LLC, a consulting business focused on profitability.
    "Robert Herbold is a highly respected executive whose leadership and management skills have been honed over more than 30 years of extraordinary service at two of the greatest companies in the world," stated Paul Clark, ICOS Chairman and CEO. "He will bring a wealth of knowledge and insight to the ICOS Board."
    Herbold served as Executive Vice President and Chief Operating Officer of Microsoft Corporation from 1994 until 2001, and he worked part time as Executive Vice President assisting in the government, industry and customer areas from 2001 until 2003. Previously, he spent 26 years at The Proctor & Gamble Company. During the last 5 years with P&G, he served as Senior Vice President of advertising and information services. Herbold currently serves as a director of Weyerhaeuser Corporation, Agilent Technologies, First Mutual Bank, and Cintas Corporation. In 2001, he was appointed by President Bush to the President's Council of Advisors on Science and Technology.
    ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. ICOS is marketing its first product, Cialis(R) (tadalafil), through Lilly ICOS LLC, for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical conditions such as chronic obstructive pulmonary disease, benign prostatic hyperplasia, cancer and inflammatory diseases.
    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause ICOS' results and the timing of certain events to differ materially from those discussed in the forward-looking statements, including risks associated with product commercialization, manufacturing activities, clinical development, regulatory approvals, intellectual property claims and litigation and other risks detailed in ICOS' latest Quarterly Report on Form 10-Q and its other SEC filings.


    CONTACT: ICOS Corporation, Bothell
             Lacy Fitzpatrick, 425-415-2207